Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BlueLinx Holdings Inc. for the registration of 4,713,826 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2015, with respect to the consolidated statement of operations and comprehensive loss, stockholders’ deficit, and cash flows of BlueLinx Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Atlanta, GA
August 25, 2017